Exhibit 10.4

September 24, 2008

Ms. Mary Ellen Jones

300 Boylston Street

Unit 605

Boston, MA 02116

Dear Mary Ellen,

We are pleased to confirm the compensation and employment agreement between you and Verenium Corporation (the “Company”). In consideration of the covenants and agreements set forth below, the Company hereby agrees to employ you, and you hereby agree to be employed by the Company, on the following terms and conditions:

1. Term. This employment agreement (the “Agreement”) shall become effective as of September 24, 2008 (the “Effective Date”) and shall continue until it is terminated by you or the Company in accordance with, and subject to the obligations set forth in, the provisions of Section 5 below (the “Term”).

2. Duties and Responsibilities. During the Term of this Agreement, you shall have, and you agree to carry out to the best of your ability, the duties and responsibilities of Senior Vice President, Human Resources. You shall have such responsibilities and duties as are assigned by the President and Chief Executive Officer (“CEO”) and/or the Board of Directors of the Company (the “Board”) and are consistent with the position of Senior Vice President, Human Resources. In the performance of your duties and responsibilities hereunder, you shall regularly report to Carlos Riva, President and CEO. You agree to devote your full business time, attention and energies to the business and interests of the Company during the Term of this Agreement and you will not accept any outside position without the prior written consent of the CEO or the Board, except that you may serve on up to a maximum of two boards of directors provided that you have approval of the CEO or the Board’s Compensation Committee and provided that your time spent in such service is reasonable and does not detract from the performance of your duties to the Company. You warrant that you are free to enter into and fully perform this Agreement and are not subject to any employment, confidentiality, non-competition or other agreement which would restrict your performance under this Agreement. You shall fulfill your duties and responsibilities to the Company hereunder primarily from the Company’s office located in Cambridge, Massachusetts provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company’s business.

3. Compensation and Benefits. Subject to your adherence to all of your responsibilities under this Agreement, during the Term of this Agreement you shall be entitled to receive the following compensation and benefits.

(a) Base Salary. Commencing on the Effective Date, and during the Term of this Agreement, the Company will pay you a base salary at not less than the semi-monthly rate of $9,843.75 (“Base Salary”), minus withholdings as required by law or other deductions authorized by you, which amount shall be paid to you in periodic installments in accordance with the Company’s payroll practices then in effect. Your Base Salary shall be subject to review and upward adjustment on an annual basis; provided, however, that subject to the provisions of Section 5(f), your Base Salary may be reduced at any time in connection with an across-the-board reduction of all senior executives’ annual base salaries.

(b) Incentive Bonus. For each calendar year during the Term of this Agreement, you will be eligible to receive an annual performance-based incentive bonus, based upon the achievement of milestones set by the Board and/or the CEO, with a target bonus of 40% percent of the Base Salary earned during such period (the “Bonus”). Any incentive bonus earned by you will be paid in accordance with the Company’s standard practices and policies regarding bonuses, and which shall be paid in the calendar year following the year for which the Bonus was earned. Except as otherwise provided in this Agreement, to be eligible to have earned a Bonus for a calendar year, you must be employed through the last date of such calendar year.

(c) Benefits. During the Term of this Agreement, you shall be entitled to participate, to the extent you are otherwise eligible, in all group insurance programs or other fringe benefit plans which the Company shall make available to similarly situated employees. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by you.

(d) Vacation. You will be entitled to four (4) weeks of vacation per calendar year, in accordance with the Company’s vacation policy as in effect from time to time.

(e) Stock Options. In addition to other stock option grants that will vest over your period of continued service with the Company during the four (4) year period following the date of grant, you have been granted performance options to purchase shares of Company common stock (the “Performance Based Options”) that will vest on the seventh annual anniversary of the date of grant so long as you are employed by the Company on such vesting date, subject to acceleration of vesting based on achievement (as determined by the Compensation Committee of the Board of Directors) of performance goals to be established by the Committee (the “Performance Goals”). Upon achievement of specific Performance Goals, vesting of the number of shares of the Performance Based Options associated with achievement of such Performance Goals shall be accelerated so that such number of shares shall vest (or be deemed to have vested, as applicable) over a period of four (4) years on a pro rata basis monthly, commencing from the original date of the grant of such Performance Based Options. If Performance Goals are achieved prior to the four (4) year anniversary of the date of the grant of such Performance Based Options, the remaining unvested shares of Performance Based Options associated with achievement of such Performance Goals shall continue to vest on a pro rata monthly basis over the remainder of such four (4) year period subject to your continued service with the Company through the applicable vesting dates.

(f) Change in Control Acceleration of Vesting. Upon a Change in Control (as defined below), the vesting of stock options and any other equity awards to purchase Company stock held by you will automatically accelerate as follows:

(i) effective immediately prior to such Change in Control, all stock options, restricted stock, and any other equity awards except your “Undetermined Performance Based Options” (as defined below), shall accelerate vesting and no longer be subject to a risk of forfeiture or a right to repurchase by the Company, if applicable, as if you had been employed by the Company for an additional period of twenty four (24) months as of the date of the Change in Control. Subject to your continued service with the Company following the Change in Control, any remaining unvested portion of such accelerated equity awards will continue to vest according to the terms of the applicable equity award agreements, but on the schedule and at the rate of number of shares as such awards would have vested if the original vesting schedule applicable to such options had been accelerated by twenty-four (24 months. For example, if at the time of the Change in Control the unvested portion of your equity award is 3,600 shares, which would otherwise continue to vest in 36 equal monthly installments of 100 shares each, then (A) 2,400 shares shall become vested immediately upon the Change in Control and (ii) the remaining 1,200 shares will vest during your continued service following the Change in Control in twelve monthly installments of 100 shares, with the result being that your award will be fully vested twenty-four months earlier than it would have been had no Change in Control occurred.

(ii) for those Performance Based Options for which, at the time of the Change in Control, performance assessments have not yet been made by the Board or Compensation Committee that the Performance Goals applicable to such awards have been achieved (the “Undetermined Performance Based Options”) vesting of the Undetermined Performance Based Options shall be accelerated so that such options shall vest on a pro rata basis monthly, commencing from the date of the Change in Control until the earlier of (x) the original vesting date of such options, or (y) the date which is four (4) years after the Change in Control. Following a Change in Control, the Undetermined Performance Based Options that accelerate vesting pursuant to this provision shall remain subject to acceleration of vesting as provided in Section 3(e) based on achievement of the Performance Goals.

(iii) in the event that the Company agrees to, approves, enters, or is required to enter into a transaction, a series of related transactions, or a proceeding, or nominates one or more directors such that any of the foregoing would result in a Change in Control, the Board will assess whether any additional accelerated vesting of your equity awards should occur.

(g) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Capitalized terms utilized in the foregoing definition of Change in Control shall have the following meanings:

(vi) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(vii) “Entity” means a corporation, partnership, limited liability company or other entity.

(viii) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ix) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital) of more than fifty percent (50%).

(h) Business Expense Reimbursement. The Company shall reimburse you for the travel, entertainment and all other business related expenses reasonably incurred by you in the performance of your duties hereunder in accordance with the Company’s policies as in effect from time to time for senior executives

(i) Indemnification. The Company agrees that you shall be entitled to indemnification to the fullest extent permitted under the Company’s Articles of Incorporation and Bylaws, and as required by law. In addition, the Company will also provide you with an Indemnity Agreement, in the form attached hereto as Exhibit A.

4. Confidential and Proprietary Information; Restrictive Covenants; Non-solicitation; Indemnification.

(a) Covenant not to Compete. You acknowledge that by virtue of your employment pursuant to this Agreement, you will have access to valuable trade secrets and other confidential business and proprietary information of the Company. Except with the prior written consent of the Board you will not, during your employment by the Company, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or otherwise, in any phase of the business of researching, developing, manufacturing, or marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, “Affiliate” means any subsidiary of the Company or any other entity that is controlled by or is under common control with the Company. Except with the prior written consent of the Board, you shall not, during your employment by the Company and for a period of one (1) year thereafter (the “Restricted Period”), engage in competition with the Company or any of its Affiliates, either directly or indirectly, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or otherwise, in any phase of the business of the research, development, manufacturing, production, sales, or marketing of biofuels. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

(b) Agreement not to Participate in Company’s Competitors. During any period during which you are receiving compensation or consideration from the Company, you will not acquire, assume, or participate in, directly or indirectly, any position, investment, or interest known by you at the time of such position, investment or interest to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

(c) Non-solicitation. During the Restricted Period you shall not, either directly, or through others: (1) hire or participate in the hiring of any individual who is at that time an employee, consultant or independent contractor of the Company or any Affiliate; (2) solicit or attempt to solicit any individual who is at that time an employee, consultant or independent contractor of the Company or any Affiliate to terminate his or her relationship with the Company or any Affiliate in order to become an employee, consultant or independent contractor to or for any person or business entity; or (3) solicit or attempt to solicit the business of any client, customer, supplier, service provider, vendor, or distributor of the Company or any Affiliate that is at that time, or that was during the one (1) year immediately prior thereto, doing business with the Company or any Affiliate for the purpose of engaging in competition with the Company or any of its Affiliates, provided that the foregoing prohibitions shall not apply to any employee who responds to a general solicitation or advertisement regarding employment with the Company or its affiliates.

(d) Employee Invention and Non-Disclosure Agreement. As a condition of employment, you agree to execute and abide by the Company’s standard Employee Invention and Non-Disclosure Agreement, a copy of which is attached hereto as Exhibit B.

5. Termination. You and the Company shall be free to terminate this Agreement as follows and subject to the payment obligations set forth herein:

(a) By the Company for Cause. The Company shall have the right to terminate your employment hereunder at any time for “Cause.” For purposes of this Agreement only, “Cause” shall be defined to include (1) material misconduct in the performance of your duties and responsibilities hereunder, (2) your material failure, refusal or inability (other than for reasons of disability) to perform your duties and responsibilities hereunder or to carry out any lawful direction of the CEO or the Board, (3) breach by you of a material term of this Agreement, the Employee Invention and Non-Disclosure Agreement, or any other agreement between you and the Company, (4) conviction of or plea of nolo contendere to, a felony or other crime involving moral turpitude, or imprisonment for any crime; (5) your material failure to comply with Company written policies, including but not limited to Equal Employment Opportunity and Harassment policies, Professional Conduct policy, and/or Code of Business Conduct and Ethics policy; and (6) your violation of any statutory or fiduciary duty owed to the Company; provided, however, that in the event of a potential termination under subclauses 2, 3, or 5 above, such termination may not occur until at least thirty (30) days after the Company has provided you with a detailed written notice of the ground(s) for such potential termination, and then only if in the reasonable determination of the CEO or the Board you have failed to correct the behavior giving rise to such potential termination. Notwithstanding any other provision of this Agreement, in the event of a termination for Cause pursuant to this paragraph, the Company shall only be obligated to pay you (i) your Base Salary through the date of your termination, (ii) your accrued but unused vacation, (iii) any earned, but unpaid, Bonus described in Section 3(b) with respect to the calendar year immediately preceding the year in which your employment is terminated, based on the achievement of the performance milestones established for such calendar year in accordance with Section 3(b), as determined by the Board of Directors, which determination may occur either before or after your termination of employment so that you may have earned a Bonus described in Section 3(b) notwithstanding your termination of employment following the calendar year for which the Bonus was earned but prior to the date such determination (or an associated bonus payment) is made (the “Unpaid Bonus”), and (iv) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect (collectively, the “Accrued Obligations”). Any Accrued Obligations other than Unpaid Bonus shall be paid to you either upon, or as soon as administratively practicable following, your termination of employment. Any Unpaid Bonus will be paid to you as soon as administratively practicable following the later of: (i) your termination of employment, or (ii) the determination by the Board of Directors that one or more of the performance milestones applicable to such Bonus amounts have been achieved, provided that following a Change in Control, if the Board of Directors has at any time determined (whether such determination is made before or after a Change in Control) that one or more pre-established performance milestones (if any) applicable to such Bonus amount have been achieved, any determination by the Board of Directors of the amount of Bonus payable shall be made without any exercise of negative discretion by the Board of Directors to reduce the Bonus amount.

(b) Death; Disability. Your employment hereunder shall terminate in the event of your death and in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative), from substantially performing your duties and responsibilities hereunder, with or without a reasonable accommodation, for one or more periods totaling ninety (90) days in any twelve (12) month period. In the event of a termination of your employment pursuant to this paragraph, you or your estate, as applicable, shall be entitled to receive payment of the Accrued Obligations. You shall also be eligible to receive any disability-related benefits provided by the Company at the time of such disability, in accordance with the terms and conditions of such benefit plans.

(c) Termination by the Company Other Than for Cause. The Company shall have the right to terminate your employment hereunder at any time other than for Cause. In the event of a termination by Company pursuant to this paragraph, you shall be entitled to receive payment of the Accrued Obligations and the following severance pay and related benefits:

(i) the Company will pay you severance pay in the amount of (A) your then-current annual Base Salary plus (B) the higher of (i) your Bonus for the year in which the termination occurs or (ii) the average percentage of your Base Salary paid to you as Bonus in the two fiscal years prior to the termination date, in each case pro-rated by the number of days you were employed in the calendar year of the termination, provided however, that if the termination date occurs during the first year of employment, the pro-rated amount of the Bonus, if any, shall be determined in the sole discretion of the Board or the Compensation Committee (A and B, collectively are the “Severance Pay”). Your Severance Pay shall be paid in equal installments over a period of twelve (12) months commencing with the first payroll period following the effective date of the Release required by Section 5(e), minus required withholdings, which severance payments will be made to you on the Company’s normal payroll cycle;

(ii) should you elect to continue your group health and dental insurance benefits in accordance with the provisions of COBRA following the date of your termination, the Company shall pay the full premium for such health and dental insurance continuation benefits for a period of twelve (12) months after the termination date; provided, however, that any such payments will cease if you voluntarily enroll in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. You agree to immediately notify the Company in writing of any such enrollment.

(iii) notwithstanding the terms of any stock option grants and/or restricted stock awards, the vesting of such equity awards will automatically accelerate such that, in addition to any vesting acceleration earned by you pursuant to Section 3(e) or 3(f) of this Agreement prior to the effective date of such termination, effective on the date of such termination you will be deemed vested as if you had remained employed by the Company for an additional period of twenty four (24) months as of the date of termination and all restricted stock held by you that would otherwise vest as if you had been employed by the Company for an additional twenty four (24) months as of the date of termination shall automatically and immediately vest and no longer be subject to forfeiture or a right to repurchase by the Company as of the date of termination.

(d) Termination by the Company Other Than for Cause or by the Executive for Good Reason Following a Change in Control. In the event that within fifteen (15) months following the effective date of a Change in Control the Company shall terminate your employment other than for Cause, or you shall resign from employment for Good Reason, you shall receive all of the benefits specified in Section 5(c) of this Agreement, and, additionally, all equity awards except any Undetermined Performance Based Options that are unvested as of the effective date of such termination shall be immediately accelerated such that they shall be fully vested and exercisable as of the effective date of such termination.

(e) Release and Non-disclosure. Your right to receive such severance pay, stock and/or option accelerated vesting benefits, and related benefits as set forth in Sections 5(c) and (d) shall be contingent upon (x) your compliance with all of your obligations under this Agreement and the Employee Invention and Non-Disclosure Agreement, and (y) your delivery to the Company of a general release of all claims against the Company and its affiliates in the form attached hereto as Exhibit A or in such other form as may be specified by the Company (the “Release”), within the applicable time period set forth therein but in no event later than forty-five (45) days following your termination of employment, and permitting such release to become fully effective in accordance with its terms.

(f) Termination by You for Good Reason. You shall have the right to terminate your employment hereunder at any time for “Good Reason” (as defined below). In the event that you resign your employment with “Good Reason,” your resignation shall be deemed to be a termination of your employment by the Company other than for Cause pursuant to paragraph 5(c) above, in which event both you and the Company shall have your respective rights and obligations under such paragraph 5(c) above in the event of such a termination. In the event that you do not send the Company a written notice of your intent to resign pursuant to this paragraph within ninety (90) days following an event constituting Good Reason, your rights under this paragraph 5(d) shall cease as to such event. For purposes of this Agreement, the phrase “Good Reason” shall mean any one of the following events which occurs without your consent on or after the commencement of your employment, provided that you have first provided written notice to any member of the Board (or the surviving corporation, as applicable) within 90 days of the first such occurrence of such condition specifying the event(s) constituting Good Reason and specifying that you intend to terminate your employment not earlier than 30 days after providing such notice, and the Company (or surviving corporation) has not cured such event(s) within 30 days (or such longer period as may be specified by you in such notice) after your written notice is received by such member of the Board (or by the surviving corporation) (the “Cure Period”), and you resign within thirty (30) days following the end of the Cure Period: (i) a material reduction in your duties, authority or responsibilities as described in Section 2 of this Agreement, (ii) a material reduction in your Base Salary, provided, however, that a reduction in your Base Salary shall not constitute Good Reason if it (A) is made in connection with an across-the-board reduction of all senior executives’ annual base salaries, and (B) does not occur within the fifteen (15) month period following the effective date of a Change in Control, (iii) material reduction of your ability to participate in the Company’s fringe and benefit plans that effectively constitutes your “involuntary separation from service” for purposes of Treas. Reg. Section 1.409A-1(n), other than any reduction that (A) is part of a general reduction or other concessionary arrangement affecting all senior officers, and (B) does not occur within the fifteen (15) month period following the effective date of a Change in Control, (it being understood that, solely for purposes of this paragraph 5(f), such a reduction in the ability to participate in the Company’s fringe and benefit plans is considered a material breach of this Agreement), (iv) the Company requires you to permanently relocate your office to a location outside the geographic area described in Section 2 of this Agreement which requires a one-way increase in your driving distance of more than twenty-five (25) miles, or (v) any other conduct that constitutes a material breach by the Company of a material term of this Agreement, or any other written agreement between the Company and you.

(g) Termination by You for Any Other Reason. You shall have the right to terminate your employment hereunder at any time for any reason not otherwise covered by paragraph 5(d) by providing ninety (90) days’ prior written notice to the Company. In the event of a termination by you pursuant to the preceding sentence, the Company shall only be obligated to pay you the Accrued Obligations. The Company shall be obligated, however, to continue to pay your full compensation as described in Section 3 hereof up to and through the expiration of the ninety (90) day notice period.

6. Specific Performance. You recognize and agree that the Company’s remedy at law for breach of the Employee Invention and Non-Disclosure Agreement would be inadequate, and further agree that, for breach of such provisions, the Company shall be entitled to seek injunctive relief and to enforce its rights by an action for specific performance.

7. Certain Tax Issues.

(a) Withholding. All payments made to you pursuant to this Agreement or otherwise in connection with your employment shall be subject to the usual withholding practices of the Company and will be made in compliance with existing federal and state requirements regarding the withholding of tax.

(b) Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any Severance Pay amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” within the meaning of Section 409A of the Code, unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. To the extent any payments or benefits pursuant to Section 5 above (a) are paid following the date of termination of your employment through March 15 of the calendar year following such termination, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following said March 15, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, and (c) are in excess of the amounts specified in clauses (a) and (b) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after your separation from service if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service. In the event that a six month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period you shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

(c) Parachute Payment. In the event the benefits provided by this Agreement, when aggregated with any other payments or benefits received by you, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

8. Continuation of Employment. You understand, acknowledge and agree that this Agreement does not create an obligation for the Company or any other person to continue your employment and, subject to your right to receive compensation and benefits as provided in Section 5, you will be an at-will employee and the Company may terminate your employment at any time subject to any notice provisions set forth in this Agreement.

9. Choice of Law. This Agreement, and all disputes arising under or related to it, shall be governed by the law of the Commonwealth of Massachusetts.

10. Arbitration. All disputes arising out of this Agreement (other than initial applications for injunctive relief under the Employee Invention Agreement) shall be resolved by final and binding arbitration. The arbitration shall be conducted in Boston, Massachusetts under the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes employing a single arbitrator selected upon mutual agreement of the parties. The arbitrator will have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction, including an award of attorneys’ fee and costs to the prevailing party. Each party will be responsible for their own costs and attorney’s fees, other than the costs for AAA and the single arbitrator, which shall be borne by the Company.

11. Assignment. This Agreement, and the rights and obligations of you and the Company hereunder, shall inure to the benefit of and shall be binding upon, you, your heirs and representatives, and upon the Company and the Company’s successors and assigns. This Agreement may not be assigned by you. Any assignment in contravention of this Section 12 shall be null and void.

12. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

13. Consultation with Counsel; No Representations. You agree and acknowledge that you have had a full and complete opportunity to consult with counsel of your own choosing concerning the terms, enforceability and implications of this Agreement. Both you and the Company acknowledge that neither party has made any representations or warranties to the other party concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

14. No Mitigation; No Set Off. In the event of any termination of employment hereunder, you shall be under no obligation to seek other employment and there shall be no offset against any amounts due to you under this Agreement on account of any remuneration attributable to any subsequent employment that you may obtain.

15. Company Representations. The Company represents and warrants that it is duly authorized to enter into this Agreement, that there is no law, agreement or other legal restriction on its entering into this Agreement, that its Board has approved this Agreement and that the officer signing this Agreement is duly authorized and empowered to sign this Agreement on behalf of the Company

16. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict your entitlement to full participation in the employee benefit and other plans or programs in which comparable senior executives of the Company are eligible to participate.

17. Integration. This Agreement, the documents and Exhibits attached hereto (all of which are incorporated herein by reference), and the documents associated with your stock option grants described in Section 3(e) of this Agreement, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior and contemporaneous conflicting agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any party hereto (or representative of either party hereto).

18. Modification; Waiver. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by you and the Chairman of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19. Notices. All notices required by this Agreement shall be in writing and shall be deemed to have been duly delivered when delivered in person or when mailed by certified mail, return receipt requested, as follows:

(a)	If to you:

Ms. Mary Ellen Jones

300 Boylston Street

Unit 605

Boston, MA 02116

(b)	If to Company:

Verenium Corporation

55 Cambridge Parkway

Cambridge, MA 02142

Attn: Board of Directors

With a copy to:

Wain Fishburn

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

or to such other address as a party hereto shall specify in writing given in accordance with this section.

If the foregoing correctly conforms to your understanding of the agreement between you and Company, please sign and date the enclosed copy of this letter and return it to us.

Very truly yours,

VERENIUM CORPORATION

By:	/s/ Gerald M. Haines II
Name:	Gerald M. Haines II
Title:	Executive Vice President & CLO

Agreement Confirmed:

/s/ Mary Ellen Jones
Mary Ellen Jones

Enclosures

Exhibit A:     Indemnity Agreement

Exhibit B:     Employee Invention and Non-Disclosure Agreement

Exhibit C:     Release and Waiver of Claims

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